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                                                                    EXHIBIT 12.1


                         AES CHINA GENERTING CO. LTD.
                     STATEMENT RE: COMPUTATION OF RATIOS
                     (IN THOUSANDS, EXCEPT RATIO AMOUNTS)

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
                                                    Fiscal Period Ended          Nine Months Ended
                                                        November 30                  August 31
                                                    -------------------          ------------------
                                                     1994         1995             1995       1996
                                                     ----         ----             ----       ----
Ratio of Earnings to Fixed Charges

Income/(loss) before income taxes and
  minority interest                                 $(368)       $2,223          $1,662     $2,620

Add:   Fixed charges                                  100           480             143      2,836
Less:  Capitalized interest                             -          (290)              -     (2,017)
Less:  Minority interest                               (3)          (85)            (93)       (97)
Less:  Equity in earnings of affiliates                 -          (206)           (102)      (441)
Add:   Dividend from affiliates                         -             -               -        447
Add:   Amortization of capitalized interest             -             -               -         12
                                                   ------       -------         -------    -------

Earnings                                             (271)        2,122           1,610      3,360
                                                   ------       -------         -------    -------
Fixed charges:
  Capitalized interest                                  -           290               -      2,017
  Interest expense                                      -             -               -        679
  Rental expense                                      100           190             143        140
                                                   ------       -------         -------    -------
Total fixed charges                                  $100          $480            $143      2,830
                                                   ------       -------         -------    -------
Ratio of earnings to fixed charges                    N/A         4.42x          11.26x      1.18x
                                                   ------       -------         -------    -------
Coverage deficiency                                  $371          $N/A            $N/A       $N/A
                                                   ------       -------         -------    -------


Pro Forma Fixed Charge Coverage Ratio

[To be added]
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